UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2025

TREES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Colorado	000-54457	90-1072649
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

215 Union Boulevard, Suite 415 Lakewood, Colorado	80228
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 759-1300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 31, 2025, the Company, through its subsidiary Trees Colorado LLC, entered into a Membership Interest Purchase Agreement with Beddor Claude LLC d/b/a Chronic Therapy (“Chronic”) and the equity owners of Chronic, pursuant to which the Company agreed to acquire all of the membership interests of Chronic, principally consisting of a licensed dispensary located in Wheat Ridge, Colorado. The purchase price for the acquisition of Chronic is $1,750,000, of which $1,487,500 is to be paid upon the closing, and the remaining $262,500 is to be held back for a period of up to two years to satisfy indemnification obligations of Chronic and the equity owners.

Also on January 31, 2025, as part of the transaction, the Company and an affiliate of Chronic entered into a new lease for an initial term of five (5) years, with two additional five-year renewal options. Base rent for the lease is $8,600 per month for the first year, with yearly increases to $9,679 in the fifth year of the term. The lease provides for standard ‘triple net’ costs to be borne by the Company. Commencement of the lease does not begin until, and is fully subject to, the closing of the acquisition and becomes null and void if the closing does not occur by June 30, 2025.

The acquisition is subject to certain conditions, including regulatory approval of the Colorado Marijuana Enforcement Division.

The foregoing description of the above agreements do not purport to be complete and are qualified in their entirety by reference to the full texts thereof, which are annexed hereto as Exhibits 10.1 and 10.2, and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2025, Mikayla Gilbert, 32, was promoted (replacing Edward Myers) to serve as Chief Financial Officer of the Company. The Board also designated Ms. Gilbert as the Company’s principal financial officer and principal accounting officer. Ms. Gilbert was previously the Controller of the Company. Ms. Gilbert will be paid a base salary of $120,000 with the opportunity for a discretionary annual bonus.

Ms. Gilbert served as the Company’s Controller from October 6, 2023 to February 1, 2025, where Ms. Gilbert oversaw all accounting-related matters, including cash, accounts receivable, inventory, fixed assets, accounts payable and payroll. From July 2022 to October 2023, Ms. Gilbert served as Accounting Manager for Desibl LLC, where Ms. Gilbert oversaw all financial and accounting tasks, including implementation of new processes and systems around billing and invoicing for construction and design clients. Prior to that, Ms. Gilbert served in multiple roles in the Company between July 2020 and July 2022 including Staff Accountant and Senior Accountant. Additionally, Ms. Gilbert served as an accounting consultant for the Company from October 2021 to October 2023, when Ms. Gilbert returned to the Company full time as the Controller. Ms. Gilbert holds a B.S. in Accounting from Capella University where Ms. Gilbert graduated in 2023.

There are no family relationships between Mikayla Gilbert and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. No information is required to be disclosed with respect to Mikayla Gilbert pursuant to Item 404(a) of Regulation S-K other than with respect to the retention of Ms. Gilbert by the Company, as summarized above.

The foregoing description of Ms. Gilbert’s employment does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, annexed to this Form 8-K as Exhibit 10.3, and is incorporated herein by reference.

On February 1, 2025, Edward Myers resigned from his positions as Chief Operating Officer and Interim Chief Financial Officer of the Company.

Item 9.01. Financial Statements and Exhibits.

(b) Exhibits.

Exhibit No.	Description
10.1	Membership Interest Purchase Agreement dated January 31, 2025 by and among Trees Colorado, LLC, Beddor Claude LLC d/b/a Chronic Therapy and the equity owners thereof.
10.2	Lease dated January 31, 2025 between Beddor Claude LLC and Streamline Management LLC.
10.3	Offer Letter dated February 1, 2025 between the Company and Mikayla Gilbert.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 5, 2025

TREES CORPORATION

By:	/s/ Adam Hershey
Name:	Adam Hershey
Title:	Interim Chief Executive Officer

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